UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 8, 2005

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6430 S. Fiddlers Green Circle, Suite 225

Greenwood Village, Colorado 80111

(Address of Principal Executive Offices)

(303) 220-7990

Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Amendment of a Material Definitive Agreement.

On March 8, 2005 we entered into Amendment No. 8 (the “Amendment”) to the Credit, Security, Guaranty and Pledge Agreement dated as of August 31, 2001, as amended, among Crown Media Holdings, Inc., the Guarantors named therein, the Lenders referred to therein and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank for the Lenders.

The bank credit facility encompasses a term loan of $100.0 million and a revolving line of credit of $220.0 million, which includes up to $20.0 million of letters of credit available to be issued at our request.  As a result of the Amendment, following the consummation of our international business sale, we are required to repay the term loan portion of the credit facility in the amount of $100.0 million, and the credit facility will then consist of a revolving line of credit of $220.0 million, which includes up to $20.0 million of letters of credit.  The Amendment deleted a decrease in the revolving line of credit to $180 million which, under Amendment No. 7 to the bank credit facility (executed in October, 2004), would have become effective on the sale of our international business.  Therefore, the maximum amount of the revolving line of credit will remain at $220 million.  Following such closing, the Amendment requires that any proposed borrowings by us of amounts in excess of $180.0 million under the revolving line of credit have the concurrence of Hallmark Cards, Incorporated.  The Amendment removed a limitation on all outstanding amounts under the bank credit facility which was in general 50% of the most recent valuation of our film library.  The Amendment also extended the maturity date of our credit facility to May 31, 2006.

Pursuant to the Amendment, Hallmark Cards has provided an irrevocable letter of credit issued to JPMorgan Chase Bank by Citibank, N.A. in the amount of $320.0 million, as credit support for our obligations under our credit facility.  The support letter of credit will be reduced to $220.0 million upon the consummation of the sale of our international business and the reduction of the aggregate outstanding credit exposure of our lenders to $220.0 million.  Drawdowns under the letter of credit may be made for amounts due and payable under the credit facility and upon the occurrence of certain other events.  Any proceeds received by JPMorgan Chase Bank from drawing under this support letter of credit will be used to purchase on the part of Hallmark Cards from the bank lenders subordinated participations in our obligations under our bank credit facility, junior in payment to the bank lenders under the bank credit facility.  The support letter of credit automatically expires on June 10, 2006.  We are paying the fees and interest expenses for the letter of credit.

The Amendment made a number of other significant changes to the bank credit facility including deletion of certain financial covenants, changes to other financial covenants, waivers of many covenants concerning 2004, a reduction in the interest rates charged for loans under the credit facility, and a reduction in the commitment fee.  Among other things, the Amendment deleted the net worth covenant; amended the limit on our cash program guaranties in 2005; amended the quarterly EBITDA requirements for the remainder of the loan term; and amended the limit of cash payments to television distributors for subscribers, the minimum number of subscribers and the minimum gross subscriber revenue.  Further, pursuant to the Amendment, the limitation on Restricted Payments was amended to allow us to make payments to Hallmark Cards or its affiliates for:  (1) valid outstanding obligations in an aggregate amount equal to the financial benefits received by us as a result of the reduction of interest charges under the bank credit facility in the Amendment plus any fees and costs incurred by Hallmark Cards in connection with the support letter of credit provided in accordance with the Amendment; and (2) payments to Hallmark Entertainment Distribution pursuant to license agreements.

In connection with the Amendment, by a letter dated February 28, 2005, Hallmark Cards confirmed to us that neither Hallmark Cards nor any of its wholly-owned subsidiaries would demand payment from us on any of the following obligations until May 31, 2006, at the earliest:

•              $75.0 million note payable to HC Crown plus accrued interest thereon from time to time

•              $400.0 million note payable to HC Crown plus accrued interest thereon from time to time

•              $100.0 million payables to Hallmark Entertainment Holdings incurred in conjunction with the film library transaction in 2001

•              $156.0 million of license fees payable to Hallmark Entertainment Distribution Company

Hallmark also stated its intent to re-evaluate the loan repayment schedule if all or substantially all of the assets of the Company were sold to a third party prior to May 31, 2006.  Hallmark further stated that it would endeavor to make any new intercompany debt with us that arises between now and May, 2006 non-callable until May 31, 2006.

The Amendment is attached as an exhibit to this Current Report and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(c) A list of exhibits filed herewith is contained on the Exhibit Index, which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	March 11, 2005	By	/s/ William J. Aliber
William J. Aliber
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1

Amendment No. 8 to the Credit, Security, Guaranty and Pledge Agreement dated as of August 31, 2001, as amended, among Crown Media Holdings, Inc., the Guarantors named therein, the Lenders referred to therein and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank for the Lenders.